EXCLUSIVE MASTER LICENSE AGREEMENT BETWEEN

      BRIGHAM YOUNG UNIVERSITY AND REDSTONE PUBLISHING, INC.



1     Definitions ..................................................  1
2     BYU Grant ....................................................  3
3     Licensee Grant   .............................................  4
4     Exclusive Use.................................................  5
5     Performance Requirements....................................... 5
6     License Fees and Royalties....................................  6
7     BYU's Equity Ownership of Licensee............................. 7
8     Reports, Records, Penalties and Interest........................8
9     Confidentiality................................................ 9
10    Separate Service Agreement.................................... 10
11    Export Controls............................................... 10
12    Patent Marking and Copyright Notice........................... 10
13    Patent Maintenance and Copyright Registration .................10
14    Infringement.................................................. 10
15    Warranty and Limitation of Remedy............................. 12
16    Product Liability and General Indemnification................. 12
17    Term and Termination.......................................... 13
18    Negotiations, Mediation and Arbitration....................... 14
19    Licensee Assignment........................................... 15
20    Non Use of BYU Name........................................... 15
21    Publication................................................... 15
22    Payment, Notices and Other Communications..................... 16
23    Miscellaneous Provisions...................................... 16

  Exhibit A -- WordCruncher Technology ............................. 19
  Exhibit B -- BYU Licenses of Technology .......................... 28
  Exhibit C -- Non-Disclosure of Confidential Information Agreement..30

                EXCLUSIVE MASTER LICENSE AGREEMENT

                     BRIGHAM YOUNG UNIVERSITY

     This Agreement is made, entered into, and effective as of 14th of February, 1997 between Brigham Young University, a Utah non-profit corporation and educational institution, with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as "BYU") and Redstone Publishing, Inc., a Utah corporation with its principal place of business located at Alpine, UT, (referred to in this Agreement as "LICENSEE").

                             RECITALS


      A. BYU is the sole owner of certain intellectual property rights known as "WordCruncher" and has the right to grant licenses with respect to these rights.

      B. BYU is an institution of higher education and is not in the business of commercially developing ideas, inventions, or other types of intellectual property, but it does desire to have WordCruncher available to the public and is willing to grant a license for this purpose.

      C. LICENSEE has represented to BYU that LICENSEE has the technical and commercial ability, and the technical, financial and other resources necessary to develop and sell products or services based upon WordCruncher.

  LICENSEE desires to obtain a master license to WordCruncher upon the terms and conditions of this Agreement.

     In consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

                        TERMS OF AGREEMENT

1.Definitions

For the purposes of this Agreement, the following terms, words and phrases shall have the meaning ascribed to them in this Section.

      1.1 "ADJUSTED GROSS SALES" shall mean LICENSEE's gross sales price or the fair market monetary equivalent value of consideration received for LICENSED PRODUCTS or PROCESSES, including product or process IMPROVEMENTS, sold, leased, licensed or otherwise transferred by LICENSEE or a SUBLICENSEE to a third party, including fees separately billed and specifically identified as consideration for, maintenance, service or subscriptions which include providing upgrades or improvements, less qualifying costs directly attributable to such sale, lease, license or transfer actually allowed and borne by LICENSEE or an AFFILIATE. Such qualifying costs shall be limited to the costs of the following:

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            A.  Trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

            B. Sales, import and export duties and/or use and excise taxes directly imposed with reference to particular sales;

            C.  Outbound transportation expenses prepaid or allowed;

            D. Amounts allowed or credited by reason of timely rejections or returns; and

            E. Fees separately billed and specifically identified as "installation fees" or "support fees" (not including upgrades), which are consistent with those normally charged in the trade.

            F. Amounts reasonably determined by LICENSEE to be uncollectible notwithstanding the LICENSEE's best efforts to collect the same.

No deductions shall be made for commissions paid to individuals, whether they be regularly employed by LICENSEE or by independent sales agents, or for the cost of collections. For purposes of calculating "ADJUSTED GROSS SALES" a LICENSED PRODUCT or PROCESS shall be considered sold, leased, licensed or transferred when billed, invoiced, shipped, paid for or transferred, whichever event occurs first.

       1.2 "AFFILIATE" shall mean any person or entity owned or controlled directly or indirectly by LICENSEE or any person or other entity controlled by, controlling, or under common control with LICENSEE. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership, voting securities, beneficial interests; by contract; by agreement; or otherwise.

       1.3 END USER" means any person or entity to which LICENSED PRODUCTS or LICENSED PROCESSES are sold or licensed for personal or business use and not for the purpose of licensing or selling to other persons or entities.

       1.4 "IMPROVEMENT(S)" means any invention, idea, trade secret, know-how or derivative work which is in some manner dependent upon, or which includes any portion of or utilizes any portion of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, whether or not patentable, copyrightable, or otherwise protectable as intellectual property which is subsequently acquired or developed by LICENSEE during the term of this Agreement.

       1.5 "LICENSED PROCESS(ES)" means and includes any process, procedure, technique, method or service the use or practice of which incorporates or makes use of any part of the LICENSED TECHNOLOGY or IMPROVEMENTS, but does not include independent technology designed to merely interface with the LICENSED TECHNOLOGY or IMPROVEMENTS.

       1.6 "LICENSED PRODUCT(S)" means and includes any product or IMPROVEMENTS which are developed, or enhanced in whole or in part by LICENSEE, the production, manufacture, sale, lease, license, transfer or use of which incorporates or makes use of any part
                                2
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of the LICENSED TECHNOLOGY or IMPROVEMENTS, but does not include independent technology designed to interface with the LICENSED TECHNOLOGY or IMPROVEMENTS. In the event such a product forms an integral part or component of a larger product, such larger product shall be considered a "LICENSED PRODUCT," for purposes of this Agreement.

       1.7 "LICENSED TECHNOLOGY" means and includes all of BYU's technology and intellectual property referred to in this Agreement as WordCruncher and related know-how, information and enhancements generated at BYU as specifically identified and limited on Exhibit "A", which is attached to this Agreement and by reference is incorporated and made part of this Agreement.

       1.8  "LICENSEE" is Licensee, and its AFFILIATES.

       1.9 "SUBLICENSEE" is any person or entity including, but not limited to, publishers, value added resellers or other individuals or entities who have previously received licenses from BYU to the LICENSED TECHNOLOGY, or which are licensed pursuant to this Agreement by LICENSEE with rights to the LICENSED TECHNOLOGY to market to END USERS LICENSED PRODUCTS or LICENSED PROCESSES which are developed, enhanced, improved or manufactured by said person or entity.


2.    BYU Grant

      2.1 BYU hereby grants LICENSEE an exclusive, worldwide, right and license to utilize the LICENSED TECHNOLOGY, to develop LICENSED PRODUCTS and LICENSED PROCESSES to manufacture, sell, lease and otherwise transfer LICENSED PRODUCTS and to practice LICENSED PROCESSES as authorized in this Agreement until such time as this Agreement is terminated. This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS or LICENSED PROCESSES through an AFFILIATE or through LICENSEE's use of any retail outlet or distributor and shall authorize any END USERS' use of the LICENSED PRODUCTS and LICENSED PROCESSES sold or transferred by LICENSEE or its AFFILIATES, retail outlets or distributors.


       2.2 The grants provided under this Agreement shall specifically include the right for LICENSEE to grant sublicenses to the LICENSED TECHNOLOGY to SUBLICENSEES. All sublicenses granted by LICENSEE shall be subject to the terms and conditions of this Agreement and the sublicense agreement shall have an express provision to this effect. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement.

       2.3 BYU assigns to LICENSEE, effective April 1, 1997, all of BYU's current Publisher and Value Added Reseller (VAR) licenses for the LICENSED TECHNOLOGY as specifically identified and limited on Exhibit B attached to and made part of this Agreement. BYU further represents and warrants that Exhibit B identifies all BYU licenses of the LICENSED TECHNOLOGY existing as of the effective date of this Agreement. BYU will notify in writing all such licensees of this assignment within ten (10) days of the effective date of this Agreement and will at such time provide to LICENSEE copies of the license agreements, together with accurate information concerning the financial status of the licenses. These license agreements shall become sublicense agreements subject to the Pass Through Royalty provisions of Paragraph 6.3.

       2.4 Nothing in this Agreement shall be considered as granting any rights, express or implied, in BYU's technology, patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed in this Agreement, and all rights not expressly granted by this Agreement to LICENSEE are expressly reserved by BYU. The license granted by this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any existing, or new technology not specifically licensed by this Agreement. The reservation of rights described in this
Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

       2.5 In the event that BYU faculty employees James S. Rosenvall and/or Monte F. Shelley create any technology, patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge in the course and scope of their employment at BYU which is not specifically licensed in this Agreement, but which is derived from the WordCruncher technology licensed in this Agreement, BYU will so notify LICENSEE and will begin good faith negotiations with LICENSEE to enter into an exclusive license agreement to such upon terms and conditions mutually acceptable to BYU and LICENSEE.

       2.6 Notwithstanding the exclusive license granted pursuant to this Agreement, BYU, The Church of Jesus Christ of Latter-day Saints and the Church Education System shall have the right to make, have made or use the LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES and IMPROVEMENTS internally for continuing research and non-commercial academic and ecclesiastical uses without cost, and without any support by LICENSEE. In such case, any resulting products or processes shall be clearly marked in such a way as not to be confused with the LICENSED PRODUCTS and LICENSED PROCESSES subject of this Agreement. Moreover, should BYU, The Church of Jesus Christ of Latter-day Saints or any educational institution within the Church Education System wish to purchase any LICENSED PRODUCTS or PROCESSES from LICENSEE, or its AFFILIATES, LICENSEE agrees to sell such at the price given by LICENSEE to its most favored customers.


3.     Licensee Grant

LICENSEE hereby grants to BYU all of LICENSEE's right, title and interest to any IMPROVEMENTS to the LICENSED TECHNOLOGY which are incorporated into the LICENSED PRODUCTS or LICENSED PROCESSES of any kind or description created or developed by LICENSEE or its SUBLICENSEES. This grant shall be absolute and irrevocable, shall survive the termination of this Agreement and is intended to entitle BYU, the Church of Jesus Christ of Latter-day Saints and the Church Education System to use said

IMPROVEMENTS for their academic and ecclesiastical purposes as more fully described in Section 2.6 of this Agreement, to entitle BYU to license the LICENSED TECHNOLOGY and IMPROVEMENTS to third parties subsequent to termination of this Agreement and to entitle BYU to collect royalties.

4.   Exclusive Use

       4.1 Licensee shall use only the LICENSED TECHNOLOGY and IMPROVEMENTS subject of this License Agreement for the purpose of marketing or commercializing WordCruncher or related technology and LICENSEE shall be expressly prohibited from using any other inferior or functionally equivalent technology which is not subject of this Agreement for such purpose without the express written consent of BYU, which shall not be unreasonably withheld, and being subject to the provisions of Section 4.2 of this Agreement.

       4.2 In the event LICENSEE believes that its use or substitution of any alternative functionally inferior or equivalent technology not subject of this Agreement would be in its best business interests, it may request the written consent of BYU, which consent shall not be unreasonably withheld, to use such substitute technology provided that the royalty provisions of this Agreement shall extend to LICENSEE'S use of any technology which performs any functions inferior to, or substantially equivalent to the LICENSED TECHNOLOGY and IMPROVEMENTS subject of this License Agreement.

       4.3 The restrictions described in this Section 4 "Exclusive Use" shall not apply to LICENSEE'S use of collateral technology or intellectual property which interfaces with or operates in conjunction with or independently from the LICENSED TECHNOLOGY and IMPROVEMENTS but which does not perform a function substantially equivalent to the LICENSED TECHNOLOGY or IMPROVEMENTS.

       4.4 In the event this Agreement is terminated, LICENSEE, and its officers, directors and shareholders, shall not for a period of two (2) years thereafter use, develop, market or commercialize, directly or indirectly, any alternative functionally equivalent technology to the technology subject of this Agreement.


5.   Performance Requirements

       5.1 LICENSEE shall, during the term of this Agreement, use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market in order to maximize the ADJUSTED GROSS SALES through a thorough, vigorous and diligent commercial program.

       5.2 Within three months from the effective date of this agreement and for the following nine months, LICENSEE shall initiate and maintain the following or an equivalent alternative minimum level of operations:

James S. Rosenvall 100% for 3 months, 25% thereafter

Monte F. Shelley 25% for three months, 10% thereafter
Three programmers 100%
One customer support personnel 100%
Management, marketing and sales support

       5.3 Beginning one year from the effective date of this agreement LICENSEE shall maintain the minimum level of operations specified in paragraph
5.2 above and initiate an increase of fifty percent (50%) of resources in each category except for the employment of James S. Rosenvall and Monte F. Shelley.

       5.4 LICENSEE's failure to perform in accordance with this Section of the Agreement to the reasonable satisfaction of BYU may be considered by BYU to be a material breach of this Agreement. (See Section 17 for termination procedure.)


6.    License Fees and Royalties

     In consideration of the license granted under this Agreement, LICENSEE shall pay to BYU, in the manner designated below until the Agreement shall be terminated, as follows:

      6.1 Earned Royalties: An earned royalty in the amount equal to three (3.0%) of the ADJUSTED GROSS SALES of the LICENSED PRODUCTS, LICENSED PROCESSES or IMPROVEMENTS subject of this Agreement used, leased, licensed, sold or otherwise transferred to an END USER by or for LICENSEE, its AFFILIATES or pursuant to any SUBLICENSEE agreement arising subsequent to the execution of this Agreement.

      6.2 Minimum Royalties: An annual minimum royalty for each calendar year as identified on Table 1. In the event that LICENSEE's earned royalty payment to BYU during any particular calendar year shall fall below that sum indicated in Table 1, then LICENSEE shall pay a minimum royalty to BYU with its last report of the year in the amount indicated in Table 1 less any earned royalties paid for the calendar year. Earned royalties for any given calendar year shall only be credited against minimum royalties for that same calendar year.

                             Table 1

             Calendar Year                   Minimum Royalty
             --------------                  ---------------
                  1997                          $  20,000
                  1998                          $  50,000
                  1999                          $100,000
                  2000 and each year thereafter $150,000


       6.3 Pass Through Royalties: A "pass through royalty" shall be levied on all license fees and any and all other consideration of any kind or description received by LICENSEE or any AFFILIATE from (i) all Publisher and VAR licenses assigned to LICENSEE as described in Section 2.3 of this Agreement and as specifically identified and limited on Exhibit B, and (ii) any third party which is not an AFFILIATE, distributor, retail outlet or END USER and to which LICENSEE has granted, assigned, transferred or sold all or a substantial portion of the LICENSED TECHNOLOGY and which is not otherwise subject to the earned and minimum royalty provisions of this Agreement. The pass through royalty shall be paid on all such license fees or consideration which exceed the royalties to which BYU is entitled pursuant to Sections 6.1 and 6.2 of this Agreement.

              A. The "pass through royalty" shall be fifty percent (50%) of all applicable consideration subject to the pass through royalty.

              B. Pass through royalty payments shall be payable to BYU quarterly in addition to and contemporaneously with earned royalty payments. Such pass through royalty payments shall be based on all consideration paid during the applicable three months. Reporting of such consideration shall be made following the same criteria set forth for earned royalty payments in this Agreement. In no event shall BYU be entitled to receive both an "earned royalty" and a "pass through royalty" on the same transaction.

       6.4 Any royalty amount due to BYU arising out of this Agreement shall accrue at the time of use, sale, lease, license or transfer of the LICENSED PRODUCT or LICENSED PROCESS and shall be deemed to be held in trust for the benefit of BYU until actual payment of such amounts is made pursuant to this Agreement.



7.   BYU's Equity Ownership of Licensee

       7.1 LICENSEE shall, within one year of the execution of this Agreement but no sooner than January 1, 1998, issue to BYU certificates of ownership interest equivalent to ten percent (10.0%) of all of the total issued and outstanding common stock or other classes of ownership securities or options which are convertible to such common stock or securities . With regard to the issuance of new stock or securities, the granting of options to purchase such stock or securities or any other act or transaction under which BYU's percent of ownership of LICENSEE would be diluted or devaluated; stock or securities shall be contemporaneously conveyed by LICENSEE to BYU to maintain BYU's ownership interest at ten percent (10.0%). This obligation shall terminate in the event LICENSEE receives cumulative funding in an amount of one million dollars ($1,000,000) or more, or LICENSEE has achieved an annual gross sales of five million dollars ($5,000,000) or more.

       7.2 BYU may, at its sole discretion, require LICENSEE to issue portions of BYU's certificates of ownership interest granted in paragraph 7.1 as follows:

                  2.25% to James S. Rosenvall
                  2.25% to Monte F. Shelley
                  5.5% to BYU

       7.3 All voting rights associated with the equity ownership of BYU or James S. Rosenvall and Monte F. Shelley shall be exercisable respectively by BYU and these individuals or by their proxies. LICENSEE recognizes that BYU and these individuals are in the position of minority stockholder, will not be involved in the management or operation of LICENSEE and will not be liable for any liabilities incurred by LICENSEE.

8.    Reports, Records, Penalties and Interest

       8.1 LICENSEE shall keep and shall require all SUBLICENSEES, AFFILIATES, and any other party responsible by the terms of this Agreement to make payments to BYU to keep, at their own expense, accurate books of account, using generally accepted accounting principles and practices, detailing all data necessary to calculate and easily audit any payments due to BYU under this Agreement. These books of account shall be kept at LICENSEE's, AFFILIATE's or SUBLICENSEE's principal place of business. These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice, for a period of five (5) years following the end of the calendar year to which they pertain, to the inspection by BYU or its agents for the purpose of verifying LICENSEE's royalty statements or other compliance with this Agreement.

       8.2 LICENSEE, within thirty (30) days after the last day of each full calendar quarter subsequent to the effective date of this Agreement, shall deliver to BYU an accurate written report summarizing in sufficient detail to allow BYU to verify all payment amounts, the data used during the preceding three-month period under this Agreement to calculate the payments due to BYU during the applicable accounting period. These records and reports shall include at least the following information for the accounting period:

            A. Calculation of ADJUSTED GROSS SALES itemized as to the number and the identity of the LICENSED PRODUCTS or PROCESSES sold.

            B. All qualifying deductible costs claimed as offsets as applicable.

            C. Total royalties due broken down by applicable category.

            D. Minimum royalty amounts in excess of earned royalty amounts (fourth quarterly reports only).

            E. Pass through royalty amounts.

            F. Names and address of all AFFILIATES and SUBLICENSEES and full reports from them complying with the reporting requirements of 8.2 A-E.

       8.3 With each such report submitted, LICENSEE shall pay to BYU all fees, royalties and all other amounts due, payable and arising pursuant to this Agreement. If no amounts shall be due, LICENSEE shall so report.

       8.4 A penalty will be assessed in an amount equal to three percent (3%) of any payment due to BYU arising out of this Agreement if the payment is made more than thirty (30) days late. Interest will accrue from the thirtieth day after the payment was due at a rate of eighteen percent (18%) per annum and the interest payment shall be due and payable every thirty (30) days

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

 thereafter. It is the intention of the parties to this Agreement that any unpaid interest or penalty shall be subject to monthly compounded interest at the rate of eighteen percent (18%) per annum. Accordingly, the parties expressly agree that any unpaid interest or penalty shall be added on a monthly basis to the unpaid principle and such total amount shall accrue interest at the rate of eighteen percent (18%) per annum.

       8.5 Should LICENSEE elect to retain an independent auditor, the auditor shall prepare a certified report which shall analyze the accuracy of the quarterly reports required in Section 7.2 and deliver a copy of the report to BYU within thirty (30) days of its completion.

9.   Confidentiality

       9.1 The parties agree that as they receive material provided by the other which is marked as confidential, or is verbally so designated and confirmed in writing as such within thirty (30) days of the receipt of the materials, the receiving party shall take reasonable precautions to protect such material and to preserve its confidential, proprietary or trade secret status during the term of this Agreement and for a period of five (5) years after termination of this Agreement.

        9.2 In determining whether or not information is confidential, the burden of proof shall be upon the receiving party to establish by competent proof and by preponderance of the evidence that such information to be nonconfidential was:

            A. Already known to the receiving party at the time of disclosure, or

            B. Was generally available to the public or otherwise part of the public domain at the time of its disclosure, or

            C. Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement, or

            D. Was subsequently, lawfully disclosed to the receiving party by a third party.


       9.3 A party receiving Confidential Information may disclose the same only to the extent it is authorized in writing to do so by the disclosing party and such disclosure is reasonably necessary to further the objectives of this Agreement.

       9.4 All of LICENSEE's and SUBLICENSEE's employees and independent contractors with access to BYU's source code relating to the LICENSED TECHNOLOGY shall be bound in writing, copies of which shall be retained by LICENSEE and submitted to BYU upon request of BYU, to make no unauthorized use or disclosure of the confidential information. The form of the writing to be signed is described on attached Exhibit "C", which is incorporated by reference into this Agreement.
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

       9.5 Each party agrees that a breach of its obligation to protect the other's confidential information shall cause immediate and irreparable harm which cannot be adequately compensated by monetary damages. Accordingly, any breach or threatened breach of confidentiality shall entitle the aggrieved to preliminary and permanent injunctive relief in addition to such remedies as may be otherwise available.

10.  Separate Service Agreement

     If BYU shall agree to supply technical and engineering services required to effectively transfer to LICENSEE the LICENSED TECHNOLOGY licensed herein, LICENSEE shall reimburse BYU for its expenses incurred in furnishing such technical and engineering services pursuant to the terms and conditions of a separate written agreement.


11.   Export Controls

     It is understood that the LICENSED TECHNOLOGY may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and LICENSEE's obligations under this Agreement may be contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. BYU neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall observe and obey all export laws in countries in which it shall do business.

12.   Patent Marking and Copyright Notice

     LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers and copyright notices. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent and/or copyright laws and practice of the country of manufacture or sale.


13.   Patent Maintenance and Copyright Registration

     LICENSEE shall promptly reimburse BYU for all patent maintenance fees and associated costs and for any copyright registration fees with respect to the intellectual property set forth in Exhibit A incurred by BYU after the effective date of this Agreement within thirty (30) days of receipt of an appropriate invoice from BYU.

14.   Infringement

       14.1 The parties to this Agreement shall inform the other promptly in writing of any alleged infringement or misuse of the intellectual property rights subject of this Agreement by a third party and of any available evidence of such infringement or misuse.

       14.2 During the term of this Agreement, BYU shall have the right, but shall not be obligated, to prosecute at its own expense any infringements or misuse and, in furtherance of such right, LICENSEE agrees that BYU may require LICENSEE to participate as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced solely by BYU shall be paid by BYU and BYU shall be entitled to retain any recovery or damages arising from the infringement or misuse.

       14.3 If within sixty (60) days after having been notified of any alleged misuse or infringement, BYU does not intend on prosecuting an infringement action, BYU shall notify LICENSEE of its intention not to bring suit. In such event only, LICENSEE shall have the right, at its own expense, to prosecute a suit to remedy the infringement or misuse of the intellectual property rights subject of this Agreement. LICENSEE may, for such purposes, use the name of BYU as party plaintiff. However, the right to bring an infringement action shall remain only for so long as this Agreement remains in effect. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the express written consent of BYU, which consent shall not be unreasonably withheld. LICENSEE shall indemnify BYU against any order or settlement for costs or attorneys' fees that may be made against BYU in such proceedings prosecuted by LICENSEE.

       14.4 In the event that LICENSEE shall undertake the enforcement of intellectual property rights by litigation, LICENSEE may withhold up to 50% of any royalty payment otherwise due BYU and apply the same toward reimbursement of a cumulative maximum of fifty percent (50%) of its reasonable and paid outside attorneys fees, court costs and fees of expert witnesses. Any recovery of damages by LICENSEE for such suit shall be applied first to satisfaction of any unreimbursed litigation expenses and legal fees of LICENSEE relating to the suit and next toward reimbursement of BYU for any royalties withheld. The balance remaining from any such recovery shall be divided equally between LICENSEE and BYU.

       14.5 In the event that a declaratory judgment or other action alleging unlawful infringement of any intellectual property rights of a third party is brought against LICENSEE, BYU, at its sole option, shall have the right within thirty (30) days after the commencement of such action to intervene and assume the sole defense of the action at its sole expense. Should BYU elect not to defend, LICENSEE shall have the right to defend the suit at its sole expense.

       14.6 If a third party is successful in prevailing against LICENSEE in an adjudicated lawsuit demonstrating that the LICENSED TECHNOLOGY as delivered to LICENSEE by BYU unlawfully infringed upon such third party's intellectual property rights, LICENSEE shall be entitled to offset against future earned royalties the full amount of LICENSEE's court costs, attorney fees and damages awarded.

       14.7 In any infringement suit, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, make its employees reasonably available to testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


15.    Warranty and Limitation of Remedy

       15.1 BYU represents and warrants that to the best of its knowledge it is the owner of the entire right, title, and interest in and to and has the sole right to grant licenses under this Agreement to the LICENSED TECHNOLOGY as described on Exhibit "A". BYU makes no warranty or representation with respect to the application of the LICENSED TECHNOLOGY to any particular purpose.

       15.2 BYU makes no representation that the manufacture, use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, other than to state that it knows of no such copyright, patent or other proprietary interests which would be so infringed.

       15.3 Each party represents and warrants to the other that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default pursuant to any other Agreement or instrument under which each party is obligated.

       15.4 ALL WARRANTIES MADE IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHETHER EXPRESS OR IMPLIED.

       15.5 BYU will not be liable for any loss of profits or for any claim or demand against LICENSEE by any other party. BYU's liability, if any, for any damages to LICENSEE shall not exceed in any event the total earned royalties which have been paid by LICENSEE to BYU during the term of this Agreement. IN NO EVENT WILL BYU BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF BYU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. No action, regardless of form, arising out of the transaction subject of this Agreement may be brought against BYU more than one year after the cause of action is discovered.

16.   Product Liability and General Indemnification

       16.1 BYU does not warrant the effectiveness or operation of any of the LICENSED PRODUCTS or LICENSED PROCESSES and the parties to this Agreement agree and understand that BYU shall have no liability to an END USER. LICENSEE, therefore, agrees to hold BYU harmless and indemnify BYU, its trustees, officers, employees and agents from and against any and all litigation, claims, damages or actions (including reasonable attorneys' fees) that may be instituted against BYU arising out of LICENSEE's marketing, distribution, sale, production, manufacture, lease, consumption or advertisement of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES or arising from any obligation of LICENSEE under this Agreement, including, but not limited to, claims resulting from any alleged type of defect in the LICENSED PRODUCTS or LICENSED PROCESSES or damages allegedly caused by any breach of contract by LICENSEE, its AFFILIATES or SUBLICENSEES or the use or misuse of the LICENSED PRODUCTS and LICENSED PROCESSES, notwithstanding any third-party allegation that their claims, injuries or damages were proximately caused in part or wholly by BYU's negligence. In the event BYU is sued as a party defendant or otherwise pursuant to claims identified in this Section as being subject to indemnification, LICENSEE agrees to defend BYU at LICENSEE's sole expense in such action. Should any award or decree be made against BYU, it shall be the obligation of LICENSEE to
(a) appeal the decision and pay if the appeal is lost or (b) pay such award or make any settlement as may be warranted before or after the decision on appeal. BYU may, at its own option, conduct its own defense in such actions and all expenses and attorneys' fees for such defense shall be paid by LICENSEE.

       16.2 Each party to this Agreement shall promptly notify the other of any litigation in which there is a reasonable possibility that this Agreement will be affected and to afford reasonable cooperation should the other party elect to make its own defense.


17.     Term and Termination

     This Agreement shall remain in force for the longest period of time allowed by law or until properly terminated as provided in this Section.

       17.1 The Agreement may be terminated automatically without prior notice by BYU at its election in the event of the occurrence of any one of the following circumstances:

             A. In the event LICENSEE is placed in the hands of a receiver or makes a general assignment for the benefit of creditors; or

             B. In the event that substantial assets of LICENSEE or its successor-in-interest are seized or attached in conjunction with any action brought against it by a third party creditor and LICENSEE does not regain possession and control of its assets within ninety (90) days of such involuntary seizure or attachment.

       17.2 This Agreement may be terminated effective upon thirty (30) days written notice from BYU and the failure of LICENSEE to cure any breach or default prior to the expiration of the fifteen-day notice period in any of the following circumstances:

            A. In the event LICENSEE becomes insolvent or shall cease to carry on its business in the normal course; or

            B. In the event there is a transfer or sale of LICENSEE's business purporting to transfer or assign this Agreement or LICENSED TECHNOLOGY without the prior express written consent of BYU; or

            C. Disclosure of confidential information in violation of the confidentiality provisions of this agreement.

       17.3 In the case of breach or default arising from LICENSEE's failure to pay BYU royalties or other costs or expenses pursuant to the Agreement when due and payable, failure to complete the performance requirements of Section 5 of this Agreement or from any other material breach or default of this Agreement other than those described in Section 17.1 and Section 17.2, BYU shall have the right to terminate this Agreement upon sixty (60) days notice to LICENSEE. Termination shall become effective upon the failure of LICENSEE to cure such breach or default within such sixty (60) day period.

       17.4 Upon termination of this Agreement, for any reason, the parties shall not be released from any obligation that has matured prior to the
effective date of the termination.   LICENSEE may, however, after the
effective date of such termination, sell all LICENSED PRODUCTS and complete LICENSED PROCESSES in its inventory or in process as of the time of such termination, provided that LICENSEE shall pay to BYU the royalties and other consideration on these products as required by this Agreement and shall submit the reports as required.

       17.5 Upon the termination of this Agreement, any SUBLICENSEE which has not breached in any material way its sublicense agreement may be granted the right to receive a license directly from BYU, at BYU's sole discretion, granting license rights to the LICENSED TECHNOLOGY.

       17.6 Upon the termination of this Agreement, LICENSEE shall return to BYU all equipment, enhancements and all other materials, documents and information as may have been provided by BYU pursuant to this Agreement, which contain information which is confidential or proprietary to BYU and shall grant back to BYU all of LICENSEE's right, title and interest to all IMPROVEMENTS, with applicable documentation, made by LICENSEE in relation to the LICENSED TECHNOLOGY.

       17.7 Nothing herein shall be construed to limit BYU's legal or equitable remedies in the event of a default by LICENSEE and subsequent termination of this Agreement by BYU.


18.  Negotiations, Mediation and Arbitration

       18.1 With respect to any and all claims, disputes or controversies arising out of the performance of or in connection with this Agreement, except with respect to enforcement of the LICENSEE's obligations specified in Sections 6, hereof for which BYU may seek any legal or equitable remedy available through a court of competent jurisdiction, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties. In the event either party believes the negotiation discussions are likely not to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party. In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, the dispute shall be resolved by final and binding arbitration in Provo, Utah. Each party shall choose one arbitrator and these two arbitrators shall in turn select a third arbitrator, which three arbitrators shall constitute the arbitration panel. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Utah or in the United States District Court for the District of Utah in which jurisdiction for such purposes BYU and LICENSEE hereby irrevocably consent and submit. The arbitration proceedings shall be conducted in all matters not specifically identified in this Agreement pursuant to the rules of the American Arbitration Association, unless otherwise expressly agreed in writing by the parties. Each party shall bear its own costs.

       18.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent subject of this License Agreement shall be resolved in any court having competent jurisdiction.

       18.3 In the event in any arbitration proceeding any issue shall arise concerning the validity, construction or effect of any patent licensed, the arbitrator shall assume the validity of all claims as set forth in the patent. Except with reference to a prior determination by a court of competent jurisdiction, neither party shall raise any issue concerning the validity, construction or effect of any patent licensed under this Agreement in any arbitration proceeding, in any proceeding to enforce the arbitration award or in any proceeding arising out of such arbitration award.

       18.4 Nothing in this Section shall be construed to waive any rights of timely performance of any obligation existing under the Agreement.


19.   Licensee Assignment

     Neither this Agreement nor the LICENSED TECHNOLOGY is assignable by either party without the express written consent of the other party, which consent shall not be unreasonably withheld, and any attempt to do so without such written consent shall be void.

20.   Non Use of BYU Name

     LICENSEE shall not use the name of Brigham Young University nor of any of its employees, nor any adaptation thereof, in any advertisement, promotion or sales literature without the express prior written consent from BYU in each case, except that LICENSEE may state that it is licensed by BYU.


21.     Publication

     BYU shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by BYU provided, however, that BYU shall provide LICENSEE with reasonable prior notice of its intent to publish or disclose, describing with particularity the nature of the publication or disclosure, and LICENSEE shall have the right to object to any Confidential Information which it wishes not be published or disclosed. LICENSEE must provide BYU with notice of its objections within thirty (30) days of receiving BYU's notification or LICENSEE shall be deemed to have authorized the publication or disclosure. Upon receiving notice of any objection, BYU will attempt in good faith to remove the Confidential Information identified by LICENSEE without changing the essential nature of the proposed publication or disclosure. LICENSEE shall, in its discretion, determine whether or not the final proposed publication or disclosure as modified will reveal Confidential Information and may preclude publication of the identified Confidential Information.


22.    Payment, Notices and Other Communications

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

BYU:             Technology Transfer Office
                 A-268 ASB
                 Brigham Young University
                 P.O. Box 21231
                 Provo, Utah  84602-1231
                 (801) 378-6266
                 FAX (801) 378-2138


LICENSEE:        Redstone Publishing, Inc.
                 50 W Canyon Crest Dr.
                 Alpine, UT  84004
                 (801) 756-8833
                 FAX (801) 756-8188

23.    Miscellaneous Provisions

       23.1 Independence of Parties. BYU and LICENSEE are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other. Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

       23.2 Attorneys' Fees. In the event a suit or an arbitration proceeding is commenced to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be paid by the other party a reasonable sum for attorneys' fees and reasonable costs related to the dispute resolution.



       23.3 Waiver. No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a wavier of any other provisions of this Agreement.

       23.4 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah. Venue for any legal disputes shall be in Utah County, Utah.

       23.5 Partial Invalidity. Should any Section or any part of a Section of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining Sections and Subsections shall not be affected by the invalidity of any other part of the Agreement.

       23.5 Force Majeure. Neither party to this Agreement shall be in default because of a delay or failure to perform which is not the result of the defaulting party's intentional or negligent acts or omissions, but results from causes beyond the reasonable control of such party such as acts of God, civil disobedience and war.

      23.6 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the LICENSED TECHNOLOGY, whether written or oral. No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or wavier was sought to be enforced.

      23.7 Binding Effect. This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

      23.8 Headings. The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only. They are not intended to define and limit the scope of the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this 14th day of February, 1997.


BRIGHAM YOUNG UNIVERSITY

       /s/ Gary Hooper                                       2/12/97
_____________________________________________________       __________
By:  Gary R. Hooper                                           Date
     Associate Academic Vice President



REDSTONE PUBLISHING, INC.


      /s/ M. Daniel Lunt                                      2/10/97
_____________________________________________________       _________
By:    M. Daniel Lunt                                         Date
       President

                           EXHIBIT "A"

                     WordCruncher Technology


The LICENSED TECHNOLOGY includes U.S. Patent Number 5,345,551, "Method and System for Synchronization of Simultaneous Displays of Related Data Sources", as well as all continuations, continuations-in-part, divisions and renewals thereof, and all reissues, reexaminations, extensions, patents of addition, improvement patents and patents of importation thereof; and the WordCruncher U.S. trademark and logo registration, copyrights; trade secrets; and know-how which trade secrets and know-how are in existence upon the effective date of the Agreement.

The LICENSED TECHNOLOGY also includes the WordCruncher software consisting of the documentation (including flowcharts, descriptions of the code architecture, procedures for maintenance and modification, build procedures for the object code, and end-user documentation or manuals), executable object code and source code as more fully defined by the following listing of programs, routines, subroutines and resources:

________________________________________________________________________

Product Name:WCV v4.6 (WordCruncher View for DOS)
Description:
This software is used for viewing files that have been indexed by WCI v4.6. It allows for searching by words in context and by reference. It supports output to the WordPerfect Shell clipboard output, file output and printer output. It will also create a KWIC concordance of words or phrases.

Modules of Code

1. Special Modules (Assembly and Pascal Implementation modules):
   View, ViewUtil, Utility, Keytouch, ReadDisk, Writeutl, VidUtl, 4BitUndo,
   ScanB,  CRC,   Tone, DeCmprs,  WPShell, TSRutil
2. Modules in WCV.EXE: (all the special modules above), ViewInit, ViewColr, ViewTune, ViewHelp, ViewParm
3. Modules in WCV.OVL: ViewPick, ViewPart, ViewMerg, ViewLook, HiliteWD, ViewList, Invert, ViewWind, ViewBook, ViewAloc, ViewRead, ViewOutl
4. Modules in WCV.TXT: ViewRelt, ViewFreq, ViewDict, ViewDisk
5. Modules in WCV.IDX:  ViewIndx, ViewIPrm
6. Modules in WCV.UTL: ViewForm, ViewText, ViewOvly
7. Modules in WCV.MNU: ViewMenu

Screen Files and Data Files

1. WCVSCRN.BYS
2. WCVATRB.BYS
3. Specialized Screen Files for NETWORKS

__________________________________________________________________________

Product Name:WCI v4.6 (WordCruncher Index for DOS)

Description:

This software indexes a BYB file to create companion files: BYA, BYC, BYX. It uses template BYC files (see below) as input.
Modules of Code

CONCORD.PAS, CONDPARM.PAS, CONDPARS.PAS, CONDFILE.PAS, CONDPREP.PAS, CONDAPN1.PAS, CONDAPN2.PAS, CONDDISK.PAS, CONDDICT.PAS, CONDINIT.PAS, CONDUTIL.IMP, UTILITY.IMP

Screen Files and Data Files

1. WCISCRN.BYS
2. BENGLISH.BYC
3. BFRENCH.BYC
4. BSPANISH.BYC
5. BGERMAN.BYC
6. BMAORI.BYC
7. BDANISH.BYC

___________________________________________________________________________

Product Name:  WCLINK v4.6 (WordCruncher for DOS)

Description:

It appends indexed BYB/BYX files together to create a larger BYB/BYX master file.

Modules of Code

CONCORD.PAS, CONDPARM.PAS, CONDAPN1.PAS, CONDAPN2.PAS, CONDDISK.PAS, CONDINIT.PAS, CONDUTIL.IMP, UTILITY.IMP

____________________________________________________________________________

Product Name:  WCVWIN v5.2 (WordCruncher View for Windows)

Description:

This is view software for indexed files created by WCIWIN. See the WCFEAT.DOC file for details on all the features supported by this software. Multiple instances of the software can be running at the same time. It is possible to synchronize the display of data between separate instances.

Modules of Code used to make WCVWIN.EXE

8. Modules and Header Files in WCVWIN\COMMON: B4COMP.C B4COMP.H BIT4DEFS.H BIT4PACK.H, BIT4UNDO.H, CBOOKIN2.CPP, CBOOKINI.CPP, CBOOKINI.H, CDEFINE.H, CFRAMER.CPP, CFRAMER.H, CGLOBALS.C, CGLOBALS.H, CGRPHSP2.CPP, CGRPHSUP.CPP, CGRPHSUP.H, CIO.CPP, CIO.H, CJPEG.CPP, CJPEG.H, CLIBSUP.H, CLOGLIB.H, CLZW.C, COMPRESS.C, COMPRESS.H, CPACKBIT.CPP, CPACKBIT.H, CPACKET.H, CPERCENT.CPP, CPERCENT.H, CSOCKET.CPP, CSOCKET.H, CSRCHSUP.H, CSTDAFX.CPP, CSTDAFX.H, CTEXTOUT.H, CTL3D.H, DISPLAY.C, DISPLAY.H, ERRMSG.H, ETB.H, ETG.H, FRAME.H, HUGE.H, ICTRL.H, IDEFINE.H, IPOPUP.H, ISORT.C, ISORT.H, ISWAP.C, ISWAP.H, PARSEWRD.C, PARSEWRD.H, SEARCHWD.C, SEARCHWD.H, VSUBSTR.H, VTRACE.H, WCCRES.H, WCCRES.RC, WCIOFNC.CPP, WCIOFNC.H, WCIRES.H, WCVRES.H, WCVWIN.H, WINIO.H

9. Modules and resources in WCVWIN: VAPP.CPP, VAUXBOOK.CPP, VCHSTYLE.CPP, VDDEAPP.C, VDEFAULT.CPP, VEDTBIDI.CPP, VERRMSG.C, VFINDIT.CPP, VFRQDIST.C, VFRQINIT.C, VFMTIO.CPP, VFMTTXT.CPP, VGETCITE.C, VGLOBALS.C, VGRAPH.CPP, VFMTDISP.CPP, VFMTINIT.CPP, PCTL.CPP, VHOTSPOT.CPP, VINIT.C, VKEYBD.CPP, VLEXICON.C, VLEXSUP.CPP, VLIBEDIT.CPP, VLIBIPD.CPP, VLIBRARY.CPP, VLIBSUP.CPP, VLIBUSER.CPP, VLNGEDIT.CPP, VLOGLIB.C, VMENULNG.C, VMERGE.C, VMRGCTRL.C, VOPEN.C, VOPEN2.C, VPUBDLG.CPP, VRNGNAME.CPP, VRBAREA.CPP, VREFFILT.C, VREFLIST.C, VREFSEL.CPP, VREFSOR2.C, VREFSORT.C, VRESIDNT.C, VSBKDLG.CPP, VSEARCH.C, VSELREF.C, VSELREF2.C, VSELWORD.C, VSHOWCIT.C, VSLIST.C, VSLIST1.C, VSLIST2.C, VSRCHLEX.CPP, VSRCHLIB.C, VSRCHSNT.CPP, VSRCHSUB.CPP, VSRCHWSS.CPP VSYNC.C, VSYNCDLG.CPP, VTEXTOUT.C, VTOCMRG.C, VTOFLTR.CPP, VTOGRAPH.CPP, VTORUN.CPP, VTOTEXT.CPP, VTRACE.C, VTXTWND.C, VTXTWND2.C, VTXTWND3.C, VTXTWND4.C, VWDWHEEL.C, VWDWHFNC.C, VWORDPAT.C, WCVWIN.DEF, WCVWIN.RC

10. Header files in WCVWIN\H: VAPP.H, VAUXBOOK.H , VCHSTYLE.H , VDDEAPP.H, VDEFAULT.H, VEDITWND.H, VEDTBIDI.H, VFINDIT.H, VFMTTXT.H, VGLOBALS.H, VGRAPH.H, VHELPCTL.H, VKEYBD.H, VLIBEDIT.H, VLIBIPD.H, VLIBRARY.H, VLIBSUP.H, VLIBUSER.H, VLNGEDIT.H, VLOGLIB.H, VPUBDLG.H, VREFLIST.H, VREFSEL.H, VRESIDNT.H, VRNGNAME.H, VSBKDLG.H, VSEARCH.H, VSELREF.H, VSRCHLEX.H, VSRCHSNT.H, VSRCHSUB.H, VSRCHWSS.H, VSYNCDLG.H, VTOFLTRD.H, VTORUN.H, VTXTWND.H, VWDWHEEL.H, WCTFLT.H

Product Name: WCIWIN v5.2 (WordCruncher Index for Windows)

Description:

Software that imports an ETA file with markup codes (that references an SIF that defines the codes), template ETX files defining language sort order and reference level markup codes, and exports an ETX file that contains reference code indexes and word indexes.

Modules of Code used to make WCIWIN.EXE

1. Modules and resources in WCIWIN\COMMON: BATCHINI.C, CAUTION.ICO, CONVERT.C, CVT.ICO, EDITLST.C, EDITLST2.C, EDITLST3.C, EDITXHDR.C, FREEDLG.C, GO.ICO, GRAPH.ICO, HOTSPOT.CUR, IBATCH.C, ICONVERT.C, ICREATE.C, ICTRL.C, IDEFRAG.C, IDEFRAG2.C, IDEFRAG3.C, IEDIT.C, IERRMSG.C, IETXINIT.C, IEXETG.CPP, IGLOBALS.C, IINDEX.C, ILINKETG.CPP, ILINKSUP.C, ILINKVOL.C, INDEXCVT.C, INIT.C, IOCR.C, IRESIDNT.C, IWORD.C, LN.ETN, MENULANG.C, SFMAKER.C, SFMSCRN.C, STOP.ICO, STYLEINI.C, STYLES.SDF, VIEW.ICO, WCI.ICO, WCIWIN.DEF, WCIWIN.RC, WORKING.C, WPTOWC.C

2. Modules and resources in WCIWIN: BATCHINI.C, CAUTION.ICO, CONVERT.C, CVT.ICO, EDITLST.C, EDITLST2.C, EDITLST3.C, EDITXHDR.C, FREEDLG.C, GO.ICO, GRAPH.ICO, HOTSPOT.CUR, IBATCH.C, ICONVERT.C, ICREATE.C, ICTRL.C, IDEFRAG.C, IDEFRAG2.C, IDEFRAG3.C, IEDIT.C, IERRMSG.C, IETXINIT.C, IEXETG.CPP, IGLOBALS.C, IINDEX.C, ILINKETG.CPP, ILINKSUP.C, ILINKVOL.C, INDEXCVT.C, INIT.C, IOCR.C, IRESIDNT.C, IWORD.C, LN.ETN, MENULANG.C, SFMAKER.C, SFMSCRN.C, STOP.ICO, STYLEINI.C, STYLES.SDF, VIEW.ICO, WCI.ICO, WCIRES52.DLL, WCIWIN.DEF, WCIWIN.RC, WORKING.C, WPTOWC.C

3. Header Files in WCIWIN\H: CONVERT.H, CPROC.H, EDITLST.H, IBATCH.H, IDEFRAG.H, IDXFILE.H, IGLOBALS.H, IHOTSPOT.H, ILINK.H, IOCR.H, IPROC.H, ITRACE.H, LSTRCDEF.H, SFM.H, SFM.L, STYLEINI.H, WCIWIN.H, WORKING.H, WPTOWC.L






____________________________________________________________________________

Product Name:  WCVRES52.DLL (Resources for WCVWIN v5.2)

Description:

The resource DLL is a WordCruncher feature that allows us to support many languages with one executable. VARs are given these files so they can customize their own resources.

Files used in building this resource DLL:

DLLMAIN.CPP, DLLMAIN.OBJ, DLLMAIN.SBR, MSVC.PDB, WCCRES.H, WCCRES.RC, WCVRES.APS, WCVRES.CLW, WCVRES.H, WCVRES.RC, WCVRES.RES, WCVRES.WSP, WCVRES52.BSC, WCVRES52.DEF, WCVRES52.LIB, WCVRES52.MAK, WCVRES52.MAP, WCVRES52.PDB, WCVRES52.VCW, WCVRES52.WSP

Product Name: WCIRES51.DLL (Resources for WCIWIN v5.2)

Description:

Resource files that could be translated. Presently, these files are not distributed to VARs because there has been little pressure to make this software available to the public.

Files used in building this resource DLL:

IDEFINE.H, WINIO.H, ISTRCDEF.H, WCIRES.H, WCIRES.RC, WCIRES.RES, WCIRES.WSP, WCIRES51.BSC, WCIRES51.DEF, WCIRES51.LIB, WCIRES51.MAK WCIRES51.MAP, WCIRES51.PDB, WCIRES51.VCW, WCIRES51.WSP, DLLMAIN.CPP, DLLMAIN.OBJ, DLLMAIN.SBR, MSVC.PD

____________________________________________________________________________

Product name: WCGWIN.EXE v5.2 (WordCruncher Graphics Editor)

Description:

This editor is for building WordCruncher Graphics files (ETG). Specifically, this editor allows for compression and inserting of hyperlink hotspots. The ETG file has a TIFF structure.

Modules of Code used to make WCGWIN.EXE

1. Modules, Header files and Resources in WCGWIN\COMMON: B4COMP.C, B4COMP.H, BIT4DEFS.H, BIT4PACK.H, BIT4UNDO.H, CBOOKIN2.CPP, CBOOKINI.CPP, CBOOKINI.H, CDEFINE.H, CFRAMER.CPP, CFRAMER.H, CGLOBALS.C, CGLOBALS.H, CGRPHSP2.CPP, CGRPHSUP.CPP, CGRPHSUP.H, CJPEG.CPP, CJPEG.H, CLIBSUP.H, CLZW.C, COMPRESS.C, COMPRESS.H, CPACKBIT.CPP, CPACKBIT.H, CPACKET.H, CPERCENT.CPP, CPERCENT.H, CSOCKET.CPP, CSOCKET.H, CSTDAFX.CPP, CSTDAFX.H, CTEXTOUT.H, CTL3D.H, DISPLAY.C, DISPLAY.H, ERRMSG.H, ETB.H, ETG.H, FRAME.H, HUGE.H, ICTRL.H, IDEFINE.H, IPOPUP.H, ISORT.C, ISORT.H, ISWAP.C, ISWAP.H, PARSEWRD.C, PARSEWRD.H, SEARCHWD.C, SEARCHWD.H, VSUBSTR.H, VTRACE.H, WCCRES.H, WCCRES.RC, WCIOFNC.CPP, WCIOFNC.H, WCIRES.H, WCVRES.H, WINIO.H

2. Modules and Resources in WCGWIN: ATTRDLG.CPP, DIBDOC.CPP, EDITRES.CPP, ELLIPMRK.CPP, EMPTYATT.CPP, GETCITE.CPP, GIFDOC.CPP, GLOBALS.CPP, HLNKBRWS.CPP, HLNKCNFG.CPP, HLNKGRPH.CPP, HLNKMRK.CPP, HLNKXREF.CPP, IMGFRAME.CPP, IMGVIEW.CPP, INSEMPTY.CPP, JPEGDOC.CPP, JPEGOPTD.CPP, MAINFRM.CPP, MARKUP.CPP, MEM.CPP, PCXDOC.CPP, TIFFDOC.CPP, TITLEWND.CPP, WCGAPP.CPP, WCGDOC.CPP, WCGFILE.CPP, WCGICON.CPP, WCGMAIN.CPP, WCGTEMPL.CPP, WCGVIEW.CPP, WCGVWFRM.CPP, WCGWIN.DEF, WCGWIN.HPJ, WCGWIN.RC, WCW3D.DLL

3. Header files in WCGWIN\H: ATTRDLG.H, DIBDOC.H, EDITRES.H, ELLIPMRK.H, EMPTYATT.H, GETCITE.H, GIFDOC.H, GLOBALS.H, HLNKBRWS.H, HLNKCNFG.H, HLNKGRPH.H, HLNKMRK.H, HLNKXREF.H, IMGFRAME.H, IMGVIEW.H, INSEMPTY.H, JPEGDOC.H, JPEGOPTD.H, MAINFRM.H, MARKUP.H, MEM.H, PCXDOC.H, PRCNTBOX.H, RESOURCE.H, STDAFX.H, TIFFDOC.H, TITLEWND.H, WCGAPP.H, WCGDOC.H, WCGFILE.H, WCGICON.H, WCGTEMPL.H, WCGVIEW.H, WCGVWFRM.H

Product Name: WCCDLL.DLL (for WCVWIN v5.2 and CopyLock)

Description:

This special DLL is used to interface WCVWIN with Link Software copylock technology.

Modules of Code and resources used to make WCCDLL.DLL

CLOSE.C, WCCDLL.C, WCCDLL.DEF, WCCDLL.DLL, WCCDLL.H, WCCDLL.LIB, WCCDLL.MAK, WCCDLL.MAP, WCCDLL.PDB, WCCDLL.VCW, WCCDLL.WSP, WCCRES.H, WCCRES.RC

_____________________________________________________________________________

Product Names: WCVINST.DLL WCINST.EXE (for VAR setups)

Description:

WCVINST.DLL is distributed to VARs for use with InstallShield setup software. WCINST.EXE is used to text WCVINST.DLL.

Modules of Code and resources used to make WCINST.DLL

GLOBALS.H, INSTALL.PDB, INSTTEST.BSC, RESOURCE.H, SCRIPT.INI, WCINST.BSC, WCINST.CPP, WCINST.DEF, WCINST.EXE, WCINST.MAK, WCINST.PDB, WCINST.SBR, WCINST.VCW, WCINST.WSP, WCVINST.APS, WCVINST.CPP, WCVINST.DEF, WCVINST.DLL, WCVINST.H, WCVINST.LIB, WCVINST.MAK, WCVINST.MAP, WCVINST.RC, WCVINST.RES, WCVINST.VCW, WCVINST.WSP
_____________________________________________________________________________

Product Name: RTFConvert.EXE (32bit Import Utility)

Description:

This stand-alone utility program is designed to import RTF coded files and output WordCruncher ETA files with their accompanying SIF.

Modules of Code and resources used to make RTFConvert.EXE

CHILDFRAME.CPP, CHILDFRAME.H, MAINFRAME.CPP, MAINFRAME.H, MSSCCPRJ.SCC, RESOURCE.H, RTFCONVERT.APS, RTFCONVERT.CLW, RTFCONVERT.CPP, RTFCONVERT.H, RTFCONVERT.MAK, RTFCONVERT.MDP, RTFCONVERT.NCB, RTFCONVERT.RC, RTFCONVERT.REG, RTFCONVERTDOC.CPP, RTFCONVERTDOC.H, RTFCONVERTVIEW.CPP, RTFCONVERTVIEW.H, RTFPARSE.BAK, RTFPARSE.CPP, RTFPARSE.H, STDAFX.CPP, STDAFX.H

SPECIAL NOTE: THIS UTILITY ONLY RUNS IN WINDOWS 95 AND NT 4.0

_____________________________________________________________________________

Product Name: WCS51 (32bit TCPIP Remote Library Server)

Description:

This program acts as a remote library server. It allows users who have access to the Internet to connect to a remote library in a central location.
Special Note: This product is in the process of being changed

Modules of Code in current product:

mssccprj.scc, resource.h, SAuxBookDlg.cpp, SAuxBookDlg.h, SBookDoc.cpp, SBookDoc.h, SChildFrame.cpp, SChildFrame.h, SDoc.cpp, SDoc.h, SGlobals.cpp, SGlobals.h, SHelpControl.cpp, SHelpControl.h, SLibEditDlg.cpp, SLibEditDlg.h, SLibrary.h, SLibraryDlg.cpp, SLibraryDlg.h, SLibraryDoc.cpp, SLibraryDoc.h, SMainFrame.cpp, SMainFrame.h, SNoSpaceEdit.cpp, SNoSpaceEdit.h, SPacket.h, SSocket.cpp, SSocket.h, SSyncDlg.cpp, SSyncDlg.h, StdAfx.cpp, StdAfx.h, STitleWnd.cpp, STitleWnd.h, SUser.h, SUserEditDlg.cpp, SUserEditDlg.h, SUsersDlg.cpp, SUsersDlg.h, SView.cpp, SView.h, SWCFile.cpp, SWCFile.h, WCS51.APS, WCS51.clw, WCS51.cpp, WCS51.h, Wcs51.ini, WCS51.iwz, Wcs51.mak, Wcs51.mdp, WCS51.ncb, WCS51.rc

_____________________________________________________________________________

Product Name: VAR Setup scripts

Description:

This script is used in the VAR distribution setup program.

Files used in building this script:
WC2.IWZ
__________________________________________________________________________

Product Name: TrueType fonts for WordCruncher Hyperlinks

Description:

These two files are the truetype fonts for displaying WordCruncher Icons are characters on the screen

Files furnished:

WCVICON.TTF, WCVICONS.TTF

Product Name: Help Files for WCVWIN v5.2

Description:

These files are used to build the WordCruncher contextual help files.

Files used in building the help resource:

D2HCOMP.BAT, D2H_ERR.BMK, D2H_ERR.TXT, D2H_EXCL.TXT, DOC2HELP.INF, DOC2HELP.INI, HLP.ERR, WCV-APPX.DOC, WCV-APPX.RTF, WCV1-USE.DOC, WCV1-USE.RTF, WCV10ANA.DOC, WCV10ANA.RTF, WCV11TXT.DOC, WCV11TXT.RTF, WCV12LOG.DOC, WCV12LOG.RTF, WCV2-INS.DOC, WCV2-INS.RTF, WCV3-SCR.DOC, WCV3-SCR.RTF, WCV4-NAV.DOC, WCV4-NAV.RTF, WCV5-BOO.DOC, WCV5-BOO.RTF, WCV51MAN.DOC, WCV6-MAI.DOC, WCV6-MAI.RTF, WCV7-TOC.DOC, WCV7-TOC.RTF, WCV8-SEA.DOC, WCV8-SEA.RTF, WCV9-REF.DOC, WCV9-REF.RTF, WCVHELP.HLP, WCVHELP.HPJ, WCVHELP.PH, WCVINTRO.DOC, WCVINTRO.RTF, HELP0001.BMP, HELP0002.BMP, HELP0003.BMP, HELP0004.BMP, HELP0005.BMP, HELP0006.BMP, HELP0007.BMP, HELP0008.BMP, HELP0009.BMP, HELP0010.BMP, HELP0011.BMP, HELP0012.BMP, HELP0013.BMP, HELP0014.BMP, HELP0015.BMP, HELP0016.BMP, HELP0017.BMP, HELP0018.BMP, HELP0019.BMP, HELP0020.BMP, HELP0021.BMP, HELP0022.BMP, HELP0023.BMP, HELP0024.BMP, HELP0025.BMP, HELP0026.BMP, HELP0027.BMP, HELP0028.BMP, HELP0029.BMP, HELP0030.BMP, HELP0031.BMP, HELP0032.BMP, HELP0033.BMP, HELP0034.BMP, HELP0035.BMP, HELP0036.BMP, HELP0037.BMP, HELP0038.BMP, HELP0039.BMP, HELP0040.BMP, HELP0041.BMP, HELP0042.BMP, HELP0043.BMP, HELP0044.BMP, HELP0045.BMP, HELP0046.BMP, HELP0047.BMP, HELP0048.BMP, HELP0049.BMP, HELP0050.BMP, HELP0051.BMP, HELP0052.BMP, HELP0053.BMP, HELP0054.BMP, HELP0055.BMP, HELP0056.BMP, HELP0057.BMP, HELP0058.BMP, HELP0059.BMP, HELP0060.BMP, HELP0061.BMP, HELP0062.BMP, HELP0063.BMP, HELP0064.BMP, HELP0065.BMP, HELP0066.BMP, HELP0067.BMP, HELP0068.BMP

Product Name: 32bit WC60 (v6.0 For Windows 95 and NT4.0)

Description:

This is the prototype we have been using during the design phase for WordCruncher v6.0

Files used in building this prototype software

EllipseMarkup.cpp, EllipseMarkup.h, HLinkMarkup.cpp, HLinkMarkup.h, ImageDescriptor.cpp, ImageDescriptor.h, ImageDescriptor2.cpp,
ImageDocument.cpp, ImageDocument.h, ImageView.cpp, ImageView.h, ImageWindow.cpp, ImageWindow.h, LZW.cpp, LZW.h, MainWindow.cpp, MainWindow.h, MakeHelp.bat, Markup.cpp, Markup.h, mssccprj.scc, Outline.cpp, Outline.h, PackBits.cpp, PackBits.h, PaletteCtrl.cpp, palettectrl.h, PubDocument.cpp, PubDocument.h, PubImageDocument.cpp, PubImageDocument.h, PubImageView.cpp, PubImageView.h, PubImageWindow.cpp, PubImageWindow.h, PubView.cpp, PubView.h, PubWindow.cpp, PubWindow.h, resource.h, StdAfx.cpp, StdAfx.h, TabView.cpp, TabView.h, TitleWindow.cpp, TitleWindow.h, ToolBar.cpp, ToolBar.h, WC60.APS, WC60.clw, wc60.cpp, WC60.h, WC60.MAK, WC60.MDP, WC60.ncb, WC60.rc, WC60.reg, WCDocument.cpp, WCDocument.h

Existing Development Plans for WC60

1. Allow editing of documents in the WordCruncher mode. Support of shadow file changes to read-only files.
2. Reveal codes to assist publishers
3. MDI for presentation of multiple texts in single instance of WC60
4. Indexing on-the-fly
5. Notes attached to document with appropriate indexing techniques.
6. Index and Viewing software in the same module
7. User friendly
       a. All dialog boxes would use the tab structure
       b. SIF would be built with a wizard
       c. Status bar at bottom of window
       d. Help subsystem will support coaches
8. Improved import capabilities
9. TextOut to include KWIC concordance option
10. Finish implementing any remaining DOS features.
11. Implement additional features found in presentation, word processing, and multimedia software.
12. Implement other new features available in Visual C++ 4.0 (animated controls, toolbars, etc.).
13.Additional search front-ends.
14.Further enhancements to thesaurus and lexicon.
15.A collocation based search for missing data (use collocation data to broaden search).
16.Additional text analysis features (like word print analysis). More graphical representation of data. Explore additional statistical or data analysis features.
 ___________________________________________________________________________

Product Names: Documentation

Files furnished as documentation:

1. MANUAL   complete documentation for v4.6 in BYB format
2. ETA 5.2 Specification.DOC . Complete ETA specification (including the codes used in an SIF).
3. WCFEAT.DOC   list of the features of WordCruncher
4. WCGWIN Documentation
5. Sample files, lexicons, and thesauruses.

                           EXHIBIT "B"
                Summary of Word Cruncher Licensees

     Current WordCruncher Licenses:
     -----------------------------
     Publisher License Agreements:
          AGLL Brad Steuart
             P.O. Box 329
             Bountiful  UT  84011-0329
             Phone:  801/298-5358 Ext. 511

         Chadwick, Michael
             335 West Main St.
             Weiser, ID  83672
             Phone:  208/549-1598

         Covenant Communications
             Lew Kofford
             Covenant Communications, Inc.
             P.O. Box 416
             American Fork  UT  84003-0416
             Phone:  801/756-9966

         Transnational Network, Inc.
             David L. Neubert
             862 East 2070 North
             Lehi  UT  84043
             Phone:  801/768-4030

         Visual Concepts
             Jean Tappan
             8784 S. Russell Park Rd., Suite A
             Salt Lake City  UT  84121-6143
             Phone:  801/942-1264

    Value Added Reseller (VAR) License Agreements:
    ---------------------------------------------
         Applications Technology, Inc.
             Mohammad Shihadah
             1420 Beverly Road, Suite 350
             McLean, VA 20101
             Phone:  703/821-5000

         CD-Danmark A/S
             Peter Taarnhoj
             CD-Danmark A/S
             Palaegade 4
             DK-1261 Copenhagen
             DENMARK
             Phone:  33 11 04 31

         Foundation for Ancient Research and Mormon Studies (FARMS)
             Steve Booras
             P.O. Box 7113
             University Station
             Provo UT  84602
             Phone:  801/343-3350

         MultiLing International
             Daniel Oswald
             P.O. Box 169
             Provo UT 84601
             Phone:  801/377-2000

         Portals Project
             Jamie Johnston
             Phone:  801/756-8833


    Terminated Agreements:
    -----------------------

         Summit Aviation
             Jan Woelhalf
             P.O. Box 759
             Golden CO 80402
             Phone:  303/425-5994

         SCANTEXT
             Christoff Schnelle
             P.O. Box E169
             St James 2000
             185 Elizabeth Street
             Sydney NSW 2000
             Phone:  61 2 261 4511

Serenity, Inc.
Stanley M. Dratler
1945 N.E. 23rd Terrace
Cape Coral FL 33909
Phone:  813/575-2828 ext 209

                           EXHIBIT "C"

       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AGREEMENT


This Agreement is entered into between _________________________________, a _______________ corporation with its principal place of business located at
_______ ________________________________________________________________
(referred to in this Agreement as "Licensee") and __________________________________________, an employee or contractor of
Licensee (referred to in this Agreement as "Disclosee").
Licensee and Disclosee agree that they are voluntarily entering into this Agreement for the express benefit of Brigham Young University, a Utah nonprofit corporation and educational institution with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as "BYU") and further agree to abide by the terms of this Agreement as follows:

                             RECITALS
1.BYU is the sole owner of certain intellectual property rights known as _____________________________________________________ and has entered into an
Exclusive License Agreement (referred to in this Agreement as the "License Agreement") with Licensee to allow for its development and commercialization.

2.Disclosee is an employee or contractor employed by or doing work for hire for Licensee.

3.Pursuant to the License Agreement, Licensee will receive material and information from BYU which is confidential or proprietary to BYU and Licensee has agreed with BYU to take reasonable precautions to preserve the confidential or proprietary status of this material and information during the term of the License Agreement and for a period of five (5) years after termination of the License Agreement.

4.Licensee has also agreed with BYU that all of its employees and independent contractors with access to BYU's confidential or proprietary information will be bound in writing to make no unauthorized use or disclosure of the confidential information. The purpose of this Agreement is to affect compliance with Licensee's obligation to protect BYU's confidential information.

1.Definitions

1.1"Licensed Technology" means and includes all of BYU's technology and intellectual property referred to in this Agreement as ____________________ and related enhancements generated at BYU or improvements developed by Licensee as specifically identified on Exhibit "A" to the License Agreement which exhibit is incorporated by reference and made a part of this Agreement.

1.2"Confidential Information" shall mean and include all material and information provided by BYU to Licensee which is marked as confidential, or is verbally so designated and confirmed in writing by BYU within thirty (30) days of receipt of the materials or information by Licensee, or which Licensee would at the time of disclosure reasonably understand under the circumstances to be considered by BYU to be confidential, proprietary or to constitute a trade secret.

Disclosure and Acknowledgment

2.1 The parties acknowledge that, from time to time during the term of the License Agreement between BYU and Licensee, it may be necessary for Confidential Information to be disclosed by BYU to Licensee and from BYU or Licensee to Disclosee. The parties acknowledge the provisions of this Agreement are necessary to protect the confidentiality, value, and secrecy of BYU's Confidential Information concerning the Licensed Technology and to protect BYU's patent and ownership rights to the Licensed Technology.

2.2 Nothing in this Agreement shall be construed as conferring upon Disclosee by implication, estoppel, or otherwise any right, title or interest in, or any license under, any Licensed Technology, intellectual property, patent or trade secret now or subsequently owned by BYU.

2.3 Disclosee agrees to take all precautions reasonably necessary to maintain the confidential nature of the Confidential Information disclosed to him or her by BYU or Licensee or otherwise obtained by him or her in connection with any dealings with BYU or Licensee.

3.Use of Confidential Information
Disclosee agrees as follows:

3.1 Not to use the Confidential Information on his or her own behalf or on the behalf of others and to hold in trust for BYU the Confidential Information and any related information, test data, and benefits which arise during the course of employment or work for hire with Licensee.

3.2 Not to copy, duplicate or in any way record any Confidential Information disclosed to him or her under the terms of this Agreement.

3.3 That all ideas, developments, inventions, or improvements relating to the Confidential Information which are discovered by Disclosee or which Disclosee and others conceive during the term of this Agreement shall be promptly disclosed to Licensee and to BYU.

3.4 That all such ideas, developments or inventions shall be the sole property of BYU and Licensee subject to the terms of the License Agreement and to irrevocably assign, transfer and set over to BYU and Licensee all rights, title and interest in and to all such ideas, developments or inventions, regardless of whether they may or may not be patentable, as directed by the License Agreement.

3.5 To execute, acknowledge and deliver any and all documents, instruments and papers and to do any and all other things that may be deemed to be reasonably necessary by BYU and/or Licensee to carry out the provisions of Section 3 of this Agreement.

3.6 To render all reasonable assistance to BYU and Licensee in preparing copyrights or patent applications and in protecting the rights of BYU and/or Licensee and/or their designees in and to any matter which BYU and/or Licensee desire to protect under any patent or copyright laws of this or any other country.

3.7 In the event that BYU and/or Licensee is unable, after reasonable effort, to secure Disclosee's signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any idea or invention, whether because of Disclosee's physical or mental incapacity or for any other reason whatever, Disclosee hereby irrevocably designates and appoints BYU and its duly authorized officers and agents as attorney-in-fact to act in Disclosee's behalf and stead to execute and file any required documents, and to do all other lawfully permitted acts to further prosecution and issuance of patents, copyrights or other similar protections with the same legal force and effect as if executed by Disclosee.

4.Term and Termination

4.1 Disclosee's obligation of confidence, nondisclosure and non-use pursuant to this Agreement shall be effective for a period of the term of the License Agreement and for a period of five (5) years after termination of the License Agreement provided, however, that Disclosee shall have no obligation of confidence, nondisclosure or non-use with respect to information:

  4.1.1 Already known to Disclosee at the time of the disclosure by BYU to Licensee; or

  4.1.2 Was generally available to the public or otherwise part of the public domain at the time of disclosure from BYU to Licensee; or

  4.1.3 Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Licensee or Disclosee in breach of the License Agreement or of this Agreement; or

  4.1.4 Was subsequently and lawfully disclosed to Licensee or Disclosee by a third party.

  4.1.5 Notwithstanding the above subparts of Section 4 of this Agreement, information shall not be considered to be generally known to the public or in the trade if, in order to acquire such information from publicly available sources, Disclosee used Confidential Information to guide him or her in reviewing such sources or to select therefrom a series of unconnected items which may be fit together to match the Confidential Information first learned from BYU and/or Licensee.

4.2 Upon termination of the License Agreement or at the conclusion of Disclosee's employment relationship with Licensee, or at any time upon receiving written request from BYU or Licensee, Disclosee shall return all Confidential Information as well as any and all blueprints, drawings, diagrams, manuals, memoranda, notes, records, books, files, software, data, instruments, paper or any other documents or things pertaining to the Confidential Information and any copies, summaries or compilation of such.

5.Miscellaneous

5.1 In the event Disclosee is in breach of any of its obligations pursuant to this Agreement, both BYU and Licensee shall have the right and standing, in addition to any other remedies available to them at law or in equity, to preliminary injunctive relief to enforce the obligation of confidence hereunder until such time as a final adjudication by a court of competent jurisdiction is secured.
5.2 In the event a suit is commenced to enforce any obligations of this Agreement, the prevailing party, in addition to any other amounts or remedies to which it may be entitled, shall be paid by the non-prevailing party a reasonable sum for attorneys fees and reasonable costs related to the dispute resolution.

5.3 This Agreement is subject to and shall be interpreted under the laws of the State of Utah and the venue for any dispute resolution shall be in the State of Utah, County of Utah in the State District Court to which jurisdiction the parties to this Agreement irrevocably consent.

5.4 The parties to this Agreement agree that this Agreement is made and entered into for the benefit of BYU and that BYU is a third party beneficiary to this Agreement and has standing to enforce the terms of this Agreement and to avail itself of all other equitable and legal remedies allowable by law as if it were a direct party to this Agreement.

5.6 This Agreement is divisible and separable so that if any provision or provisions shall be held invalid, such holding shall not impair the remaining provisions.

5.5 This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the subject matter, whether written or oral.

IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective as of the __________ day of ____________________, 199____.


LICENSEE:


By:_________________________________


Its:_________________________________


Date:_______________________________



DISCLOSEE:


Name:________________________________


Date:_______________________________